Exhibit 2.1

AMENDMENT TO TENDER OFFER AGREEMENT

This AMENDMENT (this “Amendment”) to the Tender Offer Agreement, dated as of April 28, 2011 (the “Tender Offer Agreement”), by and between Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (“Parent”), and SunPower Corporation, a Delaware corporation (the “Company”), is made and entered into as of June 7, 2011 by and between Parent and the Company. Capitalized terms used in this Amendment and not otherwise defined shall have the meaning given to them in the Tender Offer Agreement.

W I T N E S S E T H:

WHEREAS, Parent and the Company desire to amend certain terms of the Tender Offer Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the matters set forth herein, as well as other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound, Parent and the Company hereby agree as follows:

1. Waiver of Conditions. Section 2.1(b) of the Tender Offer Agreement is amended and restated in its entirety as follows:

“(b) Waiver of Conditions. Parent expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, without the prior written consent of the Company, Parent may not: (i) waive the Minimum Condition or the conditions set forth in clause (2)(a), (3), (4) or (8) of Annex A, or (ii) make any other change in the terms of, or conditions to, the Offer that (A) changes the form of consideration to be paid in the Offer, (B) decreases the Offer Price or increases or decreases the number of Shares sought in the Offer, other than increases in the number of Shares to be purchased by Parent in the Offer as expressly permitted by the provisions of Section 2.1(a), (C) extends the Offer, other than in a manner permitted or required by the provisions of Section 2.1(d)(ii), (D) imposes conditions to the Offer other than those set forth in Annex A, (E) modifies the conditions set forth in Annex A, or (F) amends any other term or condition of the Offer in any manner that is adverse to the holders of Shares. Each of Parent and the Company hereby waive the condition to the Offer set forth in clause 2(b) of Annex A (the “EU Condition”).”

2. Reasonable Best Efforts. Section 5.1 of the Tender Offer Agreement is amended by adding the following as a new Section 5.1(c):

“(c) Subject to Section 5.1(b), until (i) the Commission shall have taken a decision under Article 6(1)(b), 8(1) or 8(2) of the EC Merger Regulation (or has been deemed to have taken a decision pursuant to Article 10(6) of the EC Merger Regulation) declaring that the transactions contemplated by this Agreement are compatible with the common market or (ii) if the Commission has taken a decision to refer the whole or part of the transactions contemplated by this Agreement to the competent authorities of a Member State in accordance with Article 9(3) of the EC Merger Regulation, any such authority shall have taken a decision with equivalent effect to the decisions in clause (i) above with respect to those parts of the transactions referred to such authority and, where applicable, the Commission has taken a decision as contemplated under (i) above with respect to those parts of the transactions that have not been thus referred (the occurrence of the foregoing in each of clause (i) and (ii) above, the “EU Clearance”), each of Parent and the Company shall continue to be subject to the covenants and agreements set forth in Section 5.1(a)(iv) and (v) and Section 5.1(b) with respect to the matters contemplated by the EU Condition (notwithstanding that the EU Condition has been waived by the parties).”

3. Regulatory Filings. Section 5.2 of the Tender Offer Agreement is amended by adding the following as new Section 5.2(d):

“(d) Notwithstanding anything to the contrary in this Section 5.2, Parent and the Company shall continue to be subject to the covenants and agreements contained in this Section 5.2 until the later to occur of the Offer Closing and the receipt of EU Clearance.”

4. Public Disclosure. Section 5.7 of the Tender Offer Agreement is amended by adding the following as a new sentence to the end of Section 5.7:

“Parent and the Company shall continue to be subject to the covenants and agreements contained in this Section 5.7 until the later to occur of the Offer Closing and the receipt of the EU Clearance.”

5. Certain Litigation. Section 5.8 of the Tender Offer Agreement is amended by adding the following as a new sentence to the end of Section 5.8:

“The Company shall continue to be subject to the covenants and agreements contained in this Section 5.8 until the later to occur of the Offer Closing and the receipt of the EU Clearance.”

6. Reclassification. Section 5.9 of the Tender Offer Agreement is amended and restated as follows:

“(a) Subject to the Company’s receipt of a tax opinion of Jones Day, Skadden, Arps, Slate, Meagher & Flom LLP or other outside counsel to the Company reasonably acceptable to Parent regarding the effect of implementing the Reclassification Proposal, which tax opinion is reasonably satisfactory to Parent and, to the extent so required pursuant to any written agreement entered into between the Company and Cypress Semiconductor Corporation (“Cypress”), reasonably satisfactory to Cypress, the Company shall establish a record date for, call, give notice of, convene and hold a meeting of the Company stockholders as promptly as practicable following the later to occur of Offer Closing and the receipt of the EU Clearance, but in no event later than the six (6) month anniversary of the later to occur of the Offer Closing and the receipt of the EU Clearance, for the purpose of voting upon a proposal to amend the Company’s Certificate of Incorporation to reclassify all outstanding shares of the Company’s Class A Common Stock and Class B Common Stock into a single class of common stock named “Common Stock” which shall have the same voting powers, preferences, rights and qualifications, limitations and restrictions as the Class A Common Stock as of the date of this Agreement (the “Reclassification Proposal”).

(b) Subject to the Company’s compliance with Section 5.9(a), Parent shall vote all shares of Company Common Stock acquired in the Offer (or otherwise owned by it or any of its respective wholly owned Subsidiaries as of the applicable record date) in favor of (x) the Reclassification Proposal in accordance with the DGCL and (y) an increase in the number of shares available for issuance under the Company Plans by 2,500,000, in each case at such Company stockholder meeting or otherwise.”

7. Certain Forbearances. Section 5.12 of the Tender Offer Agreement is hereby amended and restated as follows:

“5.12 Certain Forbearances. Except as (i) set forth in Section 5.12 of the Company Disclosure Schedule or (ii) consented to in writing by Parent, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (x) the termination of this Agreement pursuant to Section 6.1 and (y) the later to occur of the Offer Closing and the receipt of the EU Clearance, the Company shall not take any of the following actions and shall not permit any of its Subsidiaries to take any of the following actions:

(a) any amendment to the Company’s bylaws or certificate of incorporation, except as expressly contemplated by Section 5.1 of the Affiliation Agreement;

(b) any amendment or redemption of the Company Rights Plan, except as expressly contemplated by this Agreement or Section 5.1 of the Affiliation Agreement;

(c) any transaction pursuant to which the Company or any Company Controlled Corporation (as defined in the Affiliation Agreement) acquires or otherwise obtains the ownership or exclusive use of any business, property or assets of a Person or Persons that is not the Company or a Company Controlled Corporation (including by merger, amalgamation, consolidation, tender offer, asset or stock purchase), if as of the date of the consummation of such transaction the Asset Acquisition Value (as defined in the Affiliation Agreement) thereof exceeds $25 million;

(d) any transaction pursuant to which a Person or Persons that is not the Company or a Company Controlled Corporation obtains ownership or exclusive use of any business, property or assets of the Company or a Company Controlled Corporation (including any sale, lease, license, transfer or other disposition), if as of the date of the consummation of such transaction the Asset Disposition Value (as defined in the Affiliation Agreement) thereof exceeds $25 million, except for any sale, lease, license, transfer or other disposition of Solar SPEs in the ordinary course of business;

(e) the incurrence of additional Indebtedness (as defined in the Affiliation Agreement) in excess of the difference, if any, of 3.5 times the Company’s LTM EBITDA (as defined in the Affiliation Agreement) less the Company’s then Outstanding Gross Debt (as defined in the Affiliation Agreement), except for (i) an Excluded Debt Incurrence (as defined in the Affiliation Agreement) and (ii) in connection with refinancing or replacing any of the 1.25% Convertible Debentures, the issuance of a new convertible debenture issued on or after July 1, 2011 on no less favorable terms than the 1.25% Convertible Debentures being refinanced or replaced with respect to ranking (senior/senior sub/subordinated), financial covenants, operational covenants, and events of default, and whether issued prior to or after the replacement of such 1.25% Convertible Debentures; provided, however, that the Company shall have provided Parent with written notice of such issuance at least five Business Days prior to such issuance (which notice shall contain a reasonably detailed summary of the material terms and conditions of such new convertible debentures) and shall have consulted with Parent during such five Business Day period;

(f) any action described in paragraphs (g) or (h) of Section 4.3 of the Affiliation Agreement;

(g) any issuance, sale, pledge, disposition, granting or encumbrance of any shares of any class of capital stock of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest and including any Company Stock Awards or voting securities), of the Company, except for (i) the grant of Company Stock Awards or voting securities under the Company Plans in the ordinary course of business consistent with past practice, (ii) the issuance of shares of Company Common Stock upon the exercise of the Company Options or the vesting or settlement of Company Restricted Stock or Company Restricted Stock Unit awards outstanding on April 28, 2011 or granted in accordance with this Section 5.12(g), and (iii) upon the conversion or exercise of Convertible Debentures outstanding on April 28, 2011;

(h) any declaration, setting aside, making or payment of any dividend or other distribution (payable in cash, stock, property or otherwise) with respect to, or any reclassification, combination, split or subdivision of, any shares of any class of capital stock of the Company;

(i) any redemption, purchase or other acquisition, directly or indirectly, of any shares of any class of capital stock of the Company, except for (i) Tax withholdings and exercise price settlements upon exercise of Company Options or with respect to Company Restricted Stock or Company Restricted Stock Unit awards, in each case in the ordinary course of business and in compliance with applicable Law and (ii) purchases of shares of Company Common Stock or Convertible Debentures from the holders thereof in one or more privately negotiated transactions which are not effected in the open market and would not constitute a tender offer in accordance with applicable laws;

(j) any capital expenditure not reflected in the 2011 annual operating plan previously delivered to Parent that exceeds $25 million;

(k) any adoption or material amendment of an equity compensation plan;

(l) any entry into a Utility & Power Plant segment sales agreement for contracted revenue greater than 15% of the Company’s then current fiscal year’s forecasted revenue, or for any project (or series of projects located within 500 meters of one another) with a nameplate capacity rating in excess of fifty (50) megawatts (ac – alternating current); or

(m) any announcement of an intention to enter into, or entry into, any formal or informal Contract or any commitment to do any of the foregoing.

In addition, until the earlier to occur of (x) the termination of this Agreement pursuant to Section 6.1 and (y) the later to occur of the Offer Closing and the receipt of the EU Clearance, the Company shall consult with Parent reasonably in advance of taking any action that would be outside the Company’s or any of its Subsidiaries’ ordinary course of business consistent with past practice.

8. Termination Prior to the Offer Closing. Section 6.1 of the Tender Offer Agreement is amended by adding the following as a new paragraph at the end of Section 6.1:

“Notwithstanding anything to the contrary in this Section 6.1, following the Offer Closing this Agreement shall be irrevocable and may not be terminated by either party hereto.”

9. Extension; Waiver. Section 6.5 of the Tender Offer Agreement is amended and restated as follows:

“6.5 Extension; Waiver. At any time and from time to time prior to the later to occur of the Offer Closing and the receipt of EU Clearance, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.”

10. Survival of Representations, Warranties and Covenants. For purposes of Section 7.1 of the Tender Offer Agreement, each of Parent and the Company hereby acknowledge and agree that each of Section 5.1, Section 5.2, Section 5.7, Section 5.8, Section 5.9, Section 5.12 and Section 6.5 of the Tender Offer Agreement, as amended by this Amendment, shall survive the Offer Closing until the receipt of EU Clearance.

11. Derogation. If (i) the Offer Closing occurs prior to the receipt of the EU Clearance, and (ii) the Company notifies Parent that it has determined in good faith to give notice of, and call, an annual or special meeting of stockholders of the Company within 60 days of such notification, Parent shall seek to obtain, as promptly as practicable, a derogation from the Commission that would allow Parent to exercise the voting rights attached to the Shares then held by Parent.

12. Agreement. All references to the “Agreement” set forth in the Tender Offer Agreement shall be deemed to be references to the Tender Offer Agreement as amended by this Amendment.

13. Headings. The headings set forth in this Amendment are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Amendment or any term or provision hereof.

14. Confirmation of the Tender Offer Agreement. Other than as expressly modified pursuant to this Amendment, all provisions of the Tender Offer Agreement remain unmodified and in full force and effect. The applicable provisions of Section 7.2 through and including Section 7.12 of the Tender Offer Agreement shall apply to this Amendment mutatis mutandis.

[Execution page follows.]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

TOTAL GAS & POWER USA, SAS

By:	/s/ Arnaud Chaperon
Name: Arnaud Chaperon
Title: Chairman

SUNPOWER CORPORATION

By:	/s/ Thomas H. Werner
Name: Thomas H. Werner
Title: Chief Executive Officer